Exhibit 10.16

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT AGREEMENT is made as of the 17 day of June, 2004 effective as January 1, 2004

BETWEEN:

(1)	Ness Technologies, Inc.
a Delaware Corporation
of Kiryat Atidim,
Israel (the “Company”)

(2)	Mr. Raviv Zoller
of Ramat Efal, Israel
(the “Executive”)

(3)	Ness Technologies Israel Ltd.
of kiryat Atidim, Israel

                WHEREAS, the Parties have previously entered into an Amended and Restated Employment Agreement dated as of August 13, 2001 (the “ Employment Agreement”), setting forth the terms and conditions of the employment relationship of the Executive with the Company;

                WHEREAS, the Parties desire to amend the provisions of the Employment Agreement in the manner hereinafter appearing:

                NOW, THEREFORE, in consideration of the premises, and intending to be legally bound, the parties hereto hereby agree as follows:

1.                                        In this Agreement, unless there is something in the subject or context inconsistent therewith, capitalized terms appearing in this Agreement shall have the meaning assigned to them in the Employment Agreement

2.                                        The Employment Agreement shall hereby be amended as follows:

a.                 In section 2 the Employment Period shall be extended until December 31, 2005 and may be extended further as provided in that Section.

b.                In Section 4 (a) as of January 1, 2004 the Monthly Salary shall be increased to the NIS equivalent of 20,833$US adjusted as provided in that Section.

c.                 In Section 4 (c) the following subsection will be added:”(iii) The Executive shall be entitled to 250,000 additional options vested gradually over 3 years in accordance with an option agreement, substantially in the form attached hereto as Exhibit C (“Third Executive Option Agreement”). It is hereby clarified that such additional options shall be at all times subject to the Company’s Employee Share Option Plan and the applicable provisions of the Israeli Tax Code and any rules and regulations promulgated thereunder.”

d.                In Section 4 (d) as of January 1, 2004 the Maximum Bonus shall be increased to 250k$US and the Minimum Bonus shall be increased to 125kUS$. Following the effective date of this Agreement, the Board of Directors or the compensation committee thereof shall determine (i) the actual bonus or (ii) the annual targets that shall be the basis for calculating the amount of the annual bonus payable to the Executive.

e.                 In Section 6 (d) the following words will be added:” Should the Executive be terminated by the Company without cause or terminated for any cause within 6 months after a change of control, he shall receive from the Company the Monthly Salary at the rate then in effect for 6 months from the date of termination.  Such payments shall be made in accordance with the Company’s regular payroll cycle. In addition, following the termination of the Executives employment pursuant to this Section 6(d), the Company shall pay the Executive the pro rata portion of any bonus to which Executive shall be entitled pursuant to Section 4(d) hereof and shall continue to provide the Executives with such benefits and compensation as the Company provided to the Executive during the Employment Period pursuant to Section 4 hereof.”

3.                                      Except as set forth in Section 2 hereof, the terms, conditions and agreements set forth in the Employment Agreement are hereby ratified and confirmed and shall continue in full force and effect.

                IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

		Ness Technologies, Inc.

BY:	/s/ Aharon Fogel	/s/ Raviv Zoller
Aharon Fogel		Raviv Zoller
Title:

DATE:	6.17.04

		Ness Technologies Israel Ltd.

DATE:	6.17.04	BY:	/s/ Aharon Fogel, /s/ Raviv Zoller
			Name:
			Title:

DATE:	6.17.04		/s/ Raviv Zoller
			Raviv Zoller